UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Moore Wallace Incorporated

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Moore Wallace Incorporated issued the following press release on February 17, 2004:

PricewaterhouseCoopers Concludes Independent Review At Moore

Wallace; Finds No Support For Allegations In Anonymous Letter

MISSISSAUGA, ONTARIO and NEW YORK, NEW YORK, February 17, 2004 – Moore Wallace Incorporated (NYSE: MWI) (TSX: MWI) announced today that PricewaterhouseCoopers LLP (“PWC”) has completed its previously disclosed independent investigation into allegations of accounting misconduct made in an anonymous letter received by Moore Wallace in late December 2003. PWC has reported to the Audit Committee of Moore Wallace’s Board of Directors that PWC found no support for the allegations of misconduct contained in the anonymous letter. The PWC report does make recommendations for improved documentation around restructuring charges, most importantly noting that there was no centrally documented plan for corporate restructuring activities. The Company intends to incorporate these recommendations into its practices. The delivery of the PWC report concludes the investigation by the Audit Committee into the allegations made in the anonymous letter.

As previously disclosed, the U.S. Securities and Exchange Commission and the U.S. Attorney’s Office for the District of Connecticut are conducting inquiries into the allegations made in the anonymous letter and the memorandum discussed in the Company’s February 9th press release. Also, as previously disclosed, the Company is keeping the Ontario Securities Commission apprised of the status of the investigation being conducted by the Audit Committee. The Company is cooperating with these government authorities.

The Company is looking forward to completing its combination with RR Donnelley as soon as practicable. The special meetings of the Company and RR Donnelley are scheduled to be held on February 23, 2004, and a final order approving the plan of arrangement from the Ontario Superior Court of Justice is anticipated, following a hearing scheduled for February 25, 2004.

In an effort to address questions from investors and other followers of the Company, the Company has included in this press release questions and answers relating to these recent events.

QUESTIONS AND ANSWERS

Q: Is the investigation of the allegations in the anonymous letter received by the Company now completed?

A: The completion by PWC of its independent investigation and the delivery of its report to the Audit Committee of the Company’s Board of Directors conclude the investigation by the Audit Committee into the allegations made in the anonymous letter. The U.S. Securities and Exchange Commission and the U.S. Attorney’s Office for the District of Connecticut are still conducting an inquiry related to the anonymous letter and the memorandum discussed in the Company’s February 9th press release. The Company is also keeping the Ontario Securities Commission apprised of the status of the investigation being conducted by the Audit Committee. The Company is cooperating with these government authorities.

Q: Did the memorandum discussed in the Company’s February 9th press release have any impact on the conclusion reached by PWC in its report?

A: PWC stated in its report that it did not rely on the memorandum discussed in the Company’s February

9th press release in any respect in the conclusions reached in the report and that the overall conclusions of PWC did not change as a result of that memorandum.

Q: What is the status of Mark Hiltwein?

A: The inquiry by the Audit Committee into the actions of Mr. Hiltwein in connection with the memorandum discussed in the Company’s February 9th press release is ongoing. Mr. Hiltwein remains suspended with pay pending completion of that inquiry. The Company has reinstated the other accounting staff member who was suspended with pay last week in connection with that memorandum.

Q: Has RR Donnelley been informed of the status of the various investigations and inquiries?

A: The Company has kept RR Donnelley informed on a regular basis regarding the anonymous letter, the memorandum discussed in the Company’s February 9th press release, and the status of the inquiries related to such matters.

Q: Will recent events delay the Moore Wallace and RR Donnelley special meetings or the closing of the combination?

A: The Company does not expect recent events should result in any delay. The Company is in the process of furnishing the RR Donnelley Board of Directors with complete information to enable them to reach a similar conclusion in a timely fashion.

Q: What is the status of the Company’s 2003 audited financial statements and its Annual Report on Form 10-K?

A: The Company expects Deloitte & Touche LLP, the Company’s independent auditors, to complete their audit of the 2003 financial statements at approximately the end of February. The Company expects to file its Annual Report on Form 10-K following completion of the audit.

Q: What is Deloitte & Touche doing to ensure the accuracy of the Company’s 2003 financial statements and the financial statements for previous years?

A: In connection with Deloitte & Touche’s audit of the financial statements for the 2003 fiscal year, Deloitte & Touche is required by their professional standards to review certain aspects of the fiscal year 2001 and 2002 financial statements, including where they relied upon information or representations provided by Mr. Hiltwein. As a result, upon completion of its audit for the 2003 fiscal year, which is expected to be completed at approximately the end of February, Deloitte & Touche expects to render their opinion on the Company’s 2001 and 2002 financial statements at the same time.

Q: How long will the investigation regarding Mr. Hiltwein’s actions continue?

A: As discussed in the previous response, Deloitte & Touche expects to complete its work on the Company’s financial statements at approximately the end of February. The Company expects its investigation by its Audit Committee regarding Mr. Hiltwein to be completed at approximately the same time.

Q: What is the status of the inquiries being conducted by the U.S. Securities and Exchange Commission and the U.S. Attorney’s office?

A: It is the Company’s practice not to comment on the status of government investigations. The Company will cooperate with the U.S. Securities and Exchange Commission and the U.S. Attorney’s office in these inquiries.

About Moore Wallace

Moore Wallace (www.moorewallace.com) is a leading single-source provider of print management and outsourced communications, delivering to its customers one of the widest arrays of products and services at one of the lowest total costs. The Company operates in three complementary business segments: Forms and Labels, Outsourcing and Commercial Print. The Forms and Labels business designs, manufactures and sells paper-based and electronic business forms and labels and provides electronic print management solutions. The Outsourcing business provides high-quality, high-volume variably imaged print and mail, electronic statement and database management services. The Commercial Print business produces high-quality, multi-color personalized business communications and provides direct marketing services, including project, database and list management services.

Use of Forward-Looking Statements

Except for historical information, this news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned that any forward-looking statements are based on current expectations and do not include the potential impact of any business risks, opportunities or developments, market conditions or exchange rate fluctuations that may occur after the date of this press release. Forward-looking statements are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties that could cause actual results or developments to differ materially from those in the forward-looking statements. Readers are strongly encouraged to read the full cautionary statements described in the Company’s filings with the Securities and Exchange Commission (SEC), including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company’s SEC filings are available at www.sec.gov, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and the Company’s Canadian regulatory filings are available at www.sedar.com. The Company disclaims any obligation to update or revise any forward-looking statements. The Audit Committee of Moore Wallace’s Board of Directors has reviewed this press release.

Factors relating to the completion of the RR Donnelley transaction and the integration of the businesses that could cause material differences in the expected results of the combined company include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the potential loss of customers and employees as a result of the transaction, the ability to achieve procurement savings by leveraging total spending across the organization, the success of the organization in leveraging its comprehensive product offering to the combined customer base as well as the ability of the organization to complete the integration of the combined companies without losing focus on the business. In addition, the ability of the combined company to achieve the expected revenues, accretion and synergy savings will also be affected by the effects of competition (in particular the response to the transaction in the marketplace), the effects of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, the impact of currency fluctuations in the countries in which RR Donnelley and Moore Wallace operate, general economic and other factors beyond the combined company’s control, and other risks and uncertainties described from time to time in RR Donnelley’s and Moore Wallace’s periodic filings with United States and Canadian securities regulatory authorities, as applicable.

Additional Information

On November 8, 2003, R.R. Donnelley & Sons Company (“RR Donnelley”) and Moore Wallace Incorporated (“Moore Wallace”) entered into a definitive agreement to combine the two companies. This communication is not a solicitation of a proxy from any securityholder of Moore Wallace or RR Donnelley. Moore Wallace and RR Donnelley have filed a Joint Management Information Circular and Proxy Statement regarding the proposed transaction with the U.S. Securities and Exchange Commission (SEC), and Moore Wallace has filed the Joint Management Information Circular and Proxy Statement with the Canadian securities regulatory authorities.

WE URGE INVESTORS IN RR DONNELLEY AND MOORE WALLACE TO CAREFULLY READ THE JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT RR DONNELLEY, MOORE WALLACE AND THE PROPOSED TRANSACTION.

Investors and securityholders may obtain the Joint Management Information Circular and Proxy Statement and any other relevant documents filed by RR Donnelley and Moore Wallace free of charge at the SEC’s website, www.sec.gov, and at the website of the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrators at www.sedar.com. In addition, investors and securityholders may obtain free copies of the Joint Management Information Circular and Proxy Statement filed with the SEC by RR Donnelley by contacting RR Donnelley Investor Relations, 77 West Wacker Drive, Chicago, IL 60601, Tel. (312) 326-8926. Investors and securityholders may obtain free copies of the Joint Management Information Circular and Proxy Statement filed with the SEC and SEDAR by Moore Wallace by contacting Moore Wallace Investor Relations, One Canterbury Green, Stamford, CT 06901, Tel. (203) 406-3298.

RR Donnelley, Moore Wallace and their executive officers and directors may be deemed to be participants in the solicitation of proxies from RR Donnelley stockholders and Moore Wallace securityholders in favor of the proposed transaction. Information regarding the security ownership and other interests of RR Donnelley’s and Moore Wallace’s executive officers and directors is included in the Joint Management Information Circular and Proxy Statement.

Investors:

Moore Wallace Incorporated

Julie K. Gottlieb

(203) 406-3825

julie.gottlieb@moorewallace.com

or

Media:

The Abernathy MacGregor Group for Moore Wallace

Kenny Juarez

(212) 371-5999

kwj@abmac.com